Exhibit 4.1

FIRST AMENDMENT TO RIGHTS AGREEMENT

This FIRST AMENDMENT (this “Amendment”) dated November 21, 2005 to the RIGHTS AGREEMENT dated November 27, 2001 (the “Rights Agreement”), between Boots & Coots International Well Control, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

W I T N E S S E T H

WHEREAS, Section 27 of the Rights Agreement provides that the Company may and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of any Rights Certificates (as defined in the Rights Agreement); and

WHEREAS, the Company, HWC Acquisition, LLC, a Delaware limited liability company, HWC Merger Corporation, a Delaware corporation, HWC Energy Services, Inc., a Delaware corporation (“Seller”), and Hydraulic Well Control, LLC, a Delaware limited liability company, have entered into that certain Transaction Agreement dated November 21, 2005 (the “Transaction Agreement”), pursuant to which the Company will acquire certain subsidiaries of Seller; and

WHEREAS, pursuant to the terms of the Transaction Agreement and subject to the approval of the Company’s stockholders, the Company shall issue to the Seller a total of 26,462,137 shares of common stock, par value $0.0001 per share, of the Company, representing approximately 46% of the outstanding shares of common stock of the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders and consistent with the objectives of the Board in adopting the Transaction Agreement to amend the Rights Agreement to, among other things, except the Transaction Agreement and the transactions contemplated therein from the Rights Agreement;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

SECTION 1. Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in the Rights Agreement has the meaning assigned to such term in the Rights Agreement. Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Rights Agreement shall, after this Amendment becomes effective, refer to the Rights Agreement as amended hereby.

SECTION 2. Amendments to the Rights Agreement.

(a)         Section 1(b) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 1(b):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, (i) no Oil States Person is, nor shall any Oil States Person be deemed to be, an Acquiring Person by virtue of (A) the acquisition, or the right to acquire, Beneficial Ownership of Common Stock as a result of such Oil States Person’s approval, execution, delivery or performance of the Transaction Agreement (the “Transaction Agreement”), dated as of November 21, 2005 by and among the Company, HWC Acquisition, LLC, a Delaware limited liability company, HWC Merger Corporation, a Delaware corporation, HWC Energy Services, Inc., a Delaware corporation, and Hydraulic Well Control, LLC, a Delaware limited liability company, (B) the consummation of the HWC LLC Merger or the Upstream Merger (each as defined in the Transaction Agreement) or the taking of any action in furtherance thereof, (C) the consummation of any other transaction contemplated in the Transaction Agreement or the taking of any action in furtherance thereof, it being the purpose of the Company in adopting this amendment to the Agreement that neither the execution of the Transaction Agreement by any of the parties nor the consummation of the transactions contemplated therein shall in any respect give rise to any provision of the Agreement becoming effective; (D) the Beneficial Ownership of Common Stock by (1) directors, officers or employees of Oil States International, Inc. or its subsidiaries or (2) any of the representatives of HWC Energy Services, Inc. or its Affiliates who serve as directors of the Company; (E) the acquisition of Beneficial Ownership by all Oil States Persons in the aggregate of up to 1% of the then outstanding Common Stock not otherwise excluded under clauses (A), (B), (C), (D), (F) or (G); (F) the receipt or other acquisition of Beneficial Ownership of Common Stock or other capital stock of the Company issued on or after the date hereof in respect of, in exchange for, or upon conversion of any of the shares of Common Stock referred to in clauses (A) through (E) above pursuant to a merger, stock split, dividend, distribution, recapitalization or otherwise or (G) any increase in Beneficial Ownership as a result of any action by the Company which reduces the number of shares of Common Stock outstanding; and (ii) no Oil States Transferee shall be deemed to be an Acquiring Person by virtue of (A) the acquisition of Beneficial Ownership of 25% or less of the then outstanding Common Stock directly from an Oil States Person, (B) the receipt or other acquisition of Beneficial Ownership of Common Stock or other capital stock of the Company issued on or after the date hereof in respect of, in exchange for, or upon conversion of any of the shares of Common Stock acquired by such Oil States Transferee from any Oil States Person, pursuant to a merger, stock split, dividend, distribution, recapitalization or otherwise or (C) any increase in Beneficial Ownership as a result of any action by the Company which reduces the number of shares of Common Stock outstanding.”

(b)         Section 1(j) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 1(j):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Distribution Date shall not occur by reason of the approval, execution, delivery or performance of the Transaction Agreement, the consummation of the HWC LLC Merger or the Upstream Merger or of any other transaction contemplated in the Merger Agreement or the taking of any action in furtherance thereof.”

(c)         Section 1(t) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 1(t):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Stock Acquisition Date shall not occur by reason of the approval, execution, delivery or performance of the Transaction Agreement, the consummation of the HWC LLC Merger or the Upstream Merger or of any other transaction contemplated in the Transaction Agreement or the taking of any action in furtherance thereof.”

(d)         Section 1(w) of the Rights Agreement is hereby amended by inserting the following provision at the end of Section 1(w):

“Notwithstanding the foregoing or any provision to the contrary in this Agreement, a Triggering Event shall not occur by reason of the approval, execution, delivery or performance of the Transaction Agreement, the consummation of the HWC LLC Merger or the Upstream Merger or of any other transaction contemplated in the Transaction Agreement or the taking of any actions in furtherance thereof.”

(e)         The following additional definitions are hereby added to Section 1 of the Rights Agreement:

“(x)         “Oil States Person” shall mean (i) Oil States International, Inc., a Delaware corporation, (ii) HWC Energy Services, Inc., a Delaware corporation, (iii) any of the Affiliates or Associates of the foregoing Persons, (iv) any director, officer or employee of Oil States International, Inc. or its subsidiaries or (v) any of the representatives of HWC Energy Services, Inc. or its Affiliates who serve as directors of the Company.”

“(y)         “Oil States Transferee” shall mean any Person who or which, together with all Affiliates and Associates of such Person:

(i)         acquires directly from an Oil States Person in any one transaction Common Stock such that, after giving effect to such acquisition, such Person is the Beneficial Owner of 15% or more of the outstanding Common Stock; and

(ii)        immediately prior to such acquisition beneficially owned less than 1% of all then outstanding Common Stock. Any Oil States Transferee who subsequent to the date of this amendment becomes the Beneficial Owner of less than 15% of the outstanding Common Stock shall cease to be an Oil States Transferee.”

SECTION 3. Entire Agreement; Restatement. Other than as expressly amended by Section 2 of this Amendment, the Rights Agreement shall remain in full force and effect unaffected hereby. The Rights Agreement, as amended by this Amendment, is hereinafter referred to as the “Rights Agreement,” and the parties hereto hereby agree that the Rights Agreement may be restated to reflect the amendments provided for in this Amendment.

SECTION 4. Termination of Merger Agreement. If for any reason the Transaction Agreement is terminated and the transactions contemplated therein are abandoned, then this Amendment shall immediately thereafter be of no further force and effect and the Rights Agreement shall remain exactly as it existed immediately prior to execution of this Amendment.

SECTION 5. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law rules, except that the rights and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 6. Counterparts. This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

SECTION 7. Effectiveness. This Amendment shall become effective upon execution by each of the parties hereto of a counterpart hereof.

SECTION 8. Severability. If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BOOTS & COOTS INTERNATIONAL
WELL CONTROL, INC.

By:	/s/ Jerry Winchester
Jerry Winchester
Chief Executive Officer

AMERICAN STOCK TRANSFER
& TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Herbert J. Lemmer
Vice President